Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of the date Schiller, Pittenger & Galvin, P.C. (“Escrow Agent”) executes the escrow receipt on the last page hereto (the “Effective Date”), and is among LMP White Plains 001 Holdings, LLC, a Delaware limited liability company or its assigns (“Buyer”), Jonathan Grant, a New York resident (“Grant”), and Chrysler Jeep of White Plains, Inc., a New York corporation (“Seller”; and together with Buyer and Grant, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates a Chrysler Jeep Dodge Ram motor vehicle dealership (the “Dealership”) located at 70 Westchester Avenue, White Plains, New York 10601 (the “Dealership Premises”), under a Sales and Service Agreement with Stellantis N.V. (“Manufacturer”);

WHEREAS, Seller desires to sell and transfer substantially all of the Dealership assets (as more particularly described in Section 2 below, the “Dealership Assets”) to Buyer and Buyer desires to purchase said assets on the terms and conditions hereinafter set forth; and

WHEREAS, Grant desires to purchase an interest in Buyer by virtue of a rollover of certain purchase price funds which would otherwise be due to Grant upon such sale of Dealership Assets.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, it is agreed as follows:

1. Timing & Money.

(a) Inspection Period & Closing Date. From the Effective Date through the sixtieth (60th) day after the Effective Date (the “Inspection Period”), Buyer may terminate this Agreement for any or no reason upon written notice to Seller and receive a full refund of the Earnest Money (defined below) without any written permission from Seller, Grant or any other person or entity. The “Closing Date Deadline” means the date which is thirty (30) days after expiration of the Inspection Period; provided, however, that if, as of the tenth (10th) day prior to such date, the approvals or other conditions set forth in Sections 8(a) and 8(c) of this Agreement have not been obtained, the Closing Date Deadline will automatically be extended once for thirty (30) days. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline within ten (10) days after the satisfaction or waiver of the pre-Closing Date conditions contained in Section 8 below.

(b) Purchase Price & Broker. Buyer shall pay Seller the net aggregate purchase price for the Dealership Assets as stated in Section 2 below in immediately available funds on the Closing Date, except as expressly stated in Section 1(c) below. Each Party shall use the purchase price and other allocation described in the spreadsheet mustering inventories, values, debits and credits executed and delivered by the Parties upon Closing (the “Closing Memorandum”) in all reporting to, and all tax returns filed with, the Internal Revenue Service and other state and local taxing authorities. National Business Brokers (the “Broker”) assisted Seller and Buyer with the transactions contemplated herein; the fees of which will be paid by the Parties on the Closing Date according to their respective written agreements with the Broker, each of which is attached hereto as Exhibit A.

(c) LMP Stock and Adjustment; Seller Equity Rollover & Holdback.

1. Buyer may at its option elect to pay up to twenty-five percent (25%) of such purchase price in the form of common stock (the “Common Stock”) of LMP Automotive Holdings, Inc. (NASDAQ: LMPX, “LMP”), calculated at a deemed price per share (rounded down to the nearest whole share, the “Issue Price”) equal to the higher of (A) $32 per share, or (B) the average price per share of Common Stock as reported at the closing of the Nasdaq Composite stock market exchange for each of the immediately preceding five (5) trading days prior to the measurement date (the “Market Price”), which measurement date, for purposes of this clause (B), will be the Closing Date.

2. If (A) Buyer elects to issue Common Stock to Seller pursuant to Section 1(c)(1) above; and (B) after the Lockup Period (as defined in Section 10(g) below) ends and before the eight (8) month anniversary of the Closing Date elapses (the “Price Protection Period”) Seller sells any Common Stock (such sale date(s), the “Sale Date(s)”); and (C) the Market Price on any Sale Date is less than the Issue Price, then by the ninth (9th) month anniversary of the Closing Date Buyer shall pay Seller cash in an amount equal to the result of the Issue Price minus the Market Price as of the Sale Date(s) of such Common Stock, times the number of shares of Common Stock sold below the Issue Price by Seller during the Price Protection Period (the “Stock Adjustment Payment”). Buyer’s obligation to pay the Stock Adjustment Payment is conditioned upon Seller’s compliance with Section 10(g) of this Agreement. Seller may, in its sole discretion, require that Buyer issue the Common Stock referenced in Section 1(c)(1) above to Seller’s owners in amounts directed by Seller.

3. From the cash purchase price proceeds for the Dealership Assets listed in Sections 2(a), 2(d) and 2(e) below otherwise due to Seller on the Closing Date, Buyer shall deduct an amount equal to fifteen percent (15%) thereof (the “Rollover Holdback”), which will be deemed to have been paid to Seller in consideration of the described Dealership Assets purchased hereunder and simultaneously contributed by Grant to Buyer as a portion of Grant’s capital contribution to Buyer under the Amended and Restated Limited Liability Company Agreement of Buyer to be entered into between a subsidiary of LMP, as a member, and Grant as member, in the form attached as Exhibit B hereto (the “Restated Buyer LLC Agreement”). If the Parties do not mutually agree on the Restated Buyer LLC Agreement form during the Inspection Period, then any Party may terminate this Agreement without premium or penalty after providing the other Parties written notice and five (5) business days to cure and the Earnest Money will be returned to Buyer.

(d) Liability Holdback. From the Dealership Asset purchase price proceeds due Seller on the Closing Date, $250,000 (the “Holdback”) will be retained by Escrow Agent during the Survival Period (as defined in Section 11(d) below) as security for Seller’s post-Closing obligations pursuant to this Agreement. Within three (3) business days after expiration of the Survival Period, Escrow Agent shall disburse to Seller an amount, if any, equal to the excess of (i) the remaining Holdback amount over (ii) the aggregate amount of all unresolved claims against the holdback.

(e) Earnest Money. Within three (3) business days after the first date that Buyer has signed this Agreement and received from Seller a complete, fully executed copy of this Agreement signed by Seller and Grant; existing survey and existing environmental reports (as referenced on Schedule 6(p)) for the real property that comprises the Dealership Premises (all provided “as-is”), Buyer shall deliver to Escrow Agent $50,000 as earnest money (as it may be increased, the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. If this Agreement has not been terminated during the Inspection period, then by the third (3rd) business day after expiration of the Inspection Period, Buyer will deliver Escrow Agent an additional $450,000 in Earnest Money. On the Closing Date, if the Closing occurs, the Earnest Money will be returned to Buyer (or applied to the purchase price owed, if so directed by Buyer in writing). Upon the sooner to occur of Closing or termination of this Agreement, the Earnest Money will be paid as provided in Section 12.

(f) Audit. Seller shall use reasonable efforts to provide Buyer with two (2) years (2019 and 2020) of audited financial statements and a first quarter 2021 renewal statement performed by a mutually agreed to certified public accounting firm (the “Audit & Renewal Statement”) during the Inspection Period (and if not provided within the Inspection Period, the Inspection Period will be automatically extended until the tenth (10th) day after Buyer’s receipt of the Audit & Renewal Statement). On the Closing Date, or within five (5) days after the earlier termination of this Agreement for any reason other than Seller’s or Grant’s breach of this Agreement, Buyer will reimburse up to $60,000 of Seller’s actual, documented expenses for the Audit & Renewal Statement.

2. Dealership Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Dealership Assets listed below in this Section 2. A mutually agreed to form of Bill of Sale, Assignment and Assumption Agreement executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list and description of all of the Fixed Assets sold to Buyer.

(a) Fixed Assets: Buyer shall purchase from Seller, and Seller shall sell to Buyer, all fixed assets owned by Seller on the Closing Date and used or useful in connection with the Dealership or the Dealership Premises including those listed on Schedule 2(a) attached hereto and incorporated herein by this reference in asset-by-asset detail (collectively, the “Fixed Assets”). Fixed Assets exclude Seller-owned vehicles (i.e., “company vehicles”) and assets that would be properly characterized as leasehold improvements, fixtures (e.g., signs) or real property. Upon a conflict with the terms of Schedule 2(a) and this paragraph, this paragraph will prevail. The Fixed Asset purchase price will be an amount equal to the net book value of such Fixed Assets as of the Closing Date (less all discounts, incentives and refunds) after being entered on the original in service date (i.e., the date purchased by Seller or, if purchased used, the date purchased by the original owner) for an amount equal to the actual, out-of-pocket initial purchase price for such Fixed Assets on such original in service date and depreciated through the Closing Date in accordance with industry standard depreciation provisions consistently applied (approximately $1.035 million as of December 2020).

(b) New Vehicles. Buyer shall purchase from Seller and Seller shall sell to Buyer Seller’s new, unregistered and unused 2021 and subsequent model year Manufacturer vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date (excluding rental vehicles, company-owned vehicles, conversion vans, vehicles for commercial and/or municipal use or sale, or similar-type vehicles) (collectively, “New Vehicles”). The New Vehicle purchase price will be an amount equal to the actual net cost to Seller of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles (excluding labor, rust-proofing, undercoating, nitrogen, scotch guarding, and non-Manufacturer alarm systems, theft protection devices and GPS devices); less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale programs), assistance in any form, and rebates (including all floor plan credits, advertising consideration or other inventory-based rebates or incentives paid or payable to Seller); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The purchase price of New Vehicles with more than 500 miles but less than 4,000 miles will be reduced by $0.30 per mile. New Vehicles with 4,000 or more miles will be valued as a Used Vehicle (defined below); provided that Buyer shall purchase up to eight (8) untitled demonstrator vehicles selected by Buyer with more than 4,000 miles but less than 6,500 miles and in demonstrator use for one (1) year or less at the price determined for New Vehicles including the mileage deduction. If Buyer and Seller cannot agree on the cost of repairs or the corresponding price reduction for such repairs, then such New Vehicle will be retained by Seller. Notwithstanding any provision herein to the contrary, (i) New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that Buyer would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be Used Vehicles; and (ii) “dealer traded” New Vehicles will be valued as if such New Vehicle had been invoiced to Seller by Manufacturer and will not exceed the actual net cost thereof to Seller. Upon Closing, Buyer may retain 10% of the purchase price for loaner and demonstrator vehicles for thirty (30) days as a reserve for the cost to repair damage to such vehicles not present at the Dealership on the Closing Date, if any; which shall be documented in the Closing Memorandum.

(c) Used Vehicles. Buyer may purchase all vehicles other than the New Vehicles in Seller’s vehicle inventory as of the Closing Date selected by Seller at a mutually agreed upon price (collectively, “Used Vehicles”); provided that Buyer shall purchase Seller’s titled service loaners with 6,500 or fewer miles and in service for one (1) year or less at their depreciated net book value as long as they were entered at their actual net dealer cost and depreciated by at least 2% per month. If the Parties are unable to agree on the price of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Dealership Premises within ten (10) days after the Closing.

(d) Parts; Accessories & Other Inventories.

(i) Inventory & Returnable. A physical inventory of Seller’s parts and accessories will be taken in the presence of Buyer and Seller or a representative of each by an inventory service mutually acceptable to Buyer and Seller, the cost of which will be equally divided between Buyer and Seller (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable”. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s returnable parts and returnable accessories for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts).

(ii) Nonreturnable. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable”. The purchase price for the nonreturnable parts and accessories, non-Manufacturer, “jobber” or “NPN” parts and accessories and nuts and bolts will be as mutually agreed by the Parties; provided that Buyer will purchase up to $100,000 (at Seller’s documented actual cost) of Seller’s useable non-returnable OEM parts and up to $30,000 (at Seller’s documented actual cost) of non-OEM parts and accessories.

(iii) Return Rights, etc. Upon Closing, Seller will be deemed to have automatically assigned, and Seller shall assign, to Buyer Seller’s parts return rights without any further action (but Seller shall take any further action requested by Buyer or required by the Manufacturer to implement such assignment of rights). Buyer is not obligated to purchase old, opened, obsolete, superseded, incomplete, or damaged parts or accessories or any parts, accessories or sheet metal bearing a part number which part number has not registered a sale in the twelve (12) months prior to Closing. Buyer shall also purchase Seller’s useable gas, oil, grease and other useable inventories for a purchase price equal to the actual dealer replacement cost (less all rebates and discounts) as mutually agreed between Buyer and Seller. The purchase price for all other parts not addressed in this Section will equal the value thereof as mutually agreed between Buyer and Seller. If any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Dealership Premises within ten (10) days after the Closing Date, such property will automatically become Dealership Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration.

(e) Miscellaneous Assets & Goodwill. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s telephone and data numbers, website addresses and domain names (owned or registered by or on Seller’s behalf, Grant or the Dealership, including “White Plains Chrysler Jeep Dodge Ram”), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), Seller’s workman’s compensation and unemployment rating in the State of New York, all lawfully transferable licenses and permits of the Dealership or Seller, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by Buyer, P.O. Boxes, third party warranties in Seller’s favor and all licenses and rights to use all software on or used in connection with any computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Seller’s goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade names (including “White Plains Chrysler Jeep Dodge Ram”), service marks, trade dress, and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs). The purchase price for the assets described in this Section 2(e) is $6,500,000.00; provided, that an additional $3,500,000.00 of purchase price for such assets will be due within five (5) business days after Seller provides Buyer written notice of termination of the PSA.

3. Pro-rations & Assumed Contracts.

(a) Prepaid Expenses & Pro-rations. Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Dealership’s prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Seller for such items and provided such prepaid expenses provide future benefit to Buyer as determined by Buyer in its sole discretion. All deposits and prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities.

(b) Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for incomplete orders taken by Seller in the ordinary course of business. Seller shall retain all escheatable deposits. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Seller shall not receive the revenue from such Work in Process. Buyer may reject (and Seller shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Seller does not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Dealership Premises on the Closing Date or such order has been open for longer than 21 days (other than Manufacturer warranty repairs which shall be assumed without regard to the extent to which the order has been open) prior to the Closing Date; (iii) the Work in Process does not provide for a profit to Buyer; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(c) Assumed Contracts. As of the Closing Date, Buyer shall assume Seller’s contractual obligations listed on Schedule 3(c) hereto on the Closing Date (collectively, “Assumed Contracts”). The term “Assumed Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Seller, regardless of when such obligation or liability is asserted. During the Inspection Period, Seller shall provide Buyer with complete copies of all contracts Seller proposes for Buyer to assume along with a written summary in the form of Schedule 3(c) attached hereto on the Effective Date. Buyer is not obligated to assume any contract that is not incurred in the ordinary course of business, does not provide future benefit to Buyer or that cannot be terminated without a penalty or premium in two years or less. Seller and Buyer shall use commercially reasonable efforts to agree in writing to a final Schedule 3(c) at least ten (10) days prior to expiration of the Inspection Period; provided that if Buyer refuses to assume a contract proposed by Seller within ten (10) days after written demand from Seller, then Seller may terminate this Agreement in writing without premium or penalty and the Earnest Money will be returned to Buyer. Seller shall arrange for assignment of the Assumed Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assumed Contracts. Notwithstanding the above at Closing, Buyer shall assume the obligations related to Seller’s DMS.

(d) Bulk Sale Provision. Seller shall notify the applicable New York taxing authorities of the transactions contemplated hereby promptly upon the Effective Date. If any are escrows are required by law or suggested or requested by the New York Department of Taxation and Finance (“NYDTF”), then Seller shall arrange for Escrow Agent to hold such escrows. If the NYDTF requires a withholding of the entire sale proceeds until the issuance of the tax clearance certificate, in lieu of said complete escrow, an amount equal to two (2) times Seller’s average monthly sales tax liability for the twelve (12) months preceding the Closing Date will be held in escrow by Escrow Agent until the issuance of the tax clearance letter (or its equivalent) from the NYDTF. Nothing herein relieves Seller or its owners from any obligation to pay any taxes.

4. Dealership Premises.

(a) Existing Lease & Potential Relocation. Seller, and its affiliated landlord 70 Westchester, LLC, a New York limited liability company (“Landlord”), are parties to a Lease for all of the real property comprising the Dealership Premises dated August 2013 (the “Existing Lease”). Seller, Landlord, and Saber-North White Plains, LLC, a New York limited liability company (“Developer”), are parties to a Purchase and Sale Agreement dated August 17, 2020 (as it may be amended or assigned, the “PSA”). Pursuant to the PSA and the surrender agreement contemplated thereby (the “Surrender Agreement”), upon “Closing” pursuant to and as defined in the PSA (the “PSA Closing”), the Dealership’s owner will have one (1) year to relocate the Dealership (the “Relocation”).

(b) PSA in Effect – Existing Lease & Eventual Relocation. On the Closing Date, if the PSA has not been terminated or the PSA Closing has occurred, then Buyer will assume the Existing Lease pursuant to an assignment and assumption of lease, execute and deliver the Surrender Agreement and its exhibits as required and execute and deliver a PSA joinder in form and substance reasonably acceptable to Landlord, Developer, Seller and Buyer (collectively, the “Lease Assignment Documents”).

(c) PSA Terminated – New Lease & No Relocation. On the Closing Date, if the PSA has been terminated (or if the PSA is terminated post-Closing), Buyer or its designee will lease the Dealership Premises from Landlord pursuant to a dealership premises lease in form and substance mutually agreed to in writing during the Inspection Period and attached hereto as Exhibit C (the “New Lease”), which Lease must have an initial term of twenty (20) years with two (2), options for five (5) additional years each, and two (2) months’ rent as a security deposit. If the Parties do not mutually agree on the Lease form during the Inspection Period, then any Party may terminate this Agreement without premium or penalty after providing the other Parties written notice and five (5) business days to cure and the Earnest Money will be returned to Buyer.

(d) Miscellaneous. Seller has provided to Buyer a copy of the Existing Lease and the PSA with all exhibits. Seller shall provide Buyer with written notice of any proposed amendments to the Existing Lease or the PSA. Buyer will then have three (3) days from receipt of any such written notice to object to any such amendments. Buyer has no right to object to an amendment which does not adversely affect Buyer. Buyer’s failure to object will constitute a waiver of its right to do so. If Buyer objects to a proposed amendment adversely affecting Buyer and the parties cannot resolve the objection within five (5) days, then any party may terminate this Agreement without premium or penalty after providing the other Parties written notice and two (2) business days to cure and the Earnest Money will be returned to Buyer. If the PSA is terminated (and therefore no Relocation is required) or there is a Relocation to a site owned by a Grant affiliate, the New Lease must include a provision requiring the Buyer to increase the security deposit to an amount equal to six (6) months of rent.

(e) Environmental Audit. Seller shall allow an environmental consulting firm selected by Buyer (the “Environmental Auditor”) to have prompt access to the Dealership Premises in order to conduct environmental investigations, and to prepare a report (which will include a Phase I report and may include a Phase II report) with respect to, the Dealership Premises (the “Environmental Audit”). Buyer shall pay the cost of the Phase I and Phase II Environmental Audits. Seller shall provide to the Environmental Auditor: (i) reasonable access to all of its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to Seller’s employees and advisors who are most familiar with the matters which are the subject of the Environmental Audit.

(f) Network. With reasonable prior notice, and subject to receipt by Seller of a reasonably acceptable certificate of insurance from Buyer’s contractors naming Seller as additional insured, Seller shall give Buyer and its employees and subcontractors reasonable access to the Dealership Premises before Closing for the purpose of installing communications lines (“New Communications Lines”) which in Buyer’s reasonable judgment are necessary to allow Buyer, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to Buyer’s computer systems, telephone systems, networks and data bases; provided, however, that Buyer shall not use the New Communications Lines before the Closing, other than for testing purposes, without Seller’s consent. If this Agreement is terminated for any reason, Buyer shall promptly, but in no event later than fifteen (15) days after such termination, remove the New Communications Lines. Buyer’s installation and, if applicable, removal of the New Communications Lines will be done in a manner that does not unreasonably interfere with Seller’s operation of the Dealership and that does not damage the Dealership Premises. At least one week before the anticipated Closing Date, Seller shall provide Buyer with digital access to Seller’s vehicle inventory. Buyer may also arrange for Seller’s employees to attend D.M.S. and other training prior to Closing so long as such training does not interfere with such employee’s work duties to Seller.

5. Inspections. Beginning on the Effective Date, Buyer may conduct due diligence regarding the Dealership and Dealership Premises, including obtaining such reports and studies as Buyer deems appropriate. Buyer will provide Seller with evidence of reasonable liability insurance certificates naming Seller as additional insured for it or its contractors before entering the Premises. If the Phase I Environmental Audit recommends a Phase II Environmental Audit, then the Inspection Period will be automatically extended if necessary until the fifth (5th) business day after Buyer receives the written Phase II Environmental Audit. If governmental responses to the COVID-19 pandemic prohibit or materially impair Buyer’s ability to conduct on-site inspections (e.g., building inspection, survey or environmental report), then the Inspection Period will be automatically extended by the period of time that such prohibition or material impairment delayed Buyer’s on-site inspections, however, in no event shall it be extended beyond June 30, 2021, without the consent of Seller, in Seller’s sole discretion. During the Inspection Period, Seller shall provide to Buyer and Buyer’s representatives reasonable access to the books, records (including extraction of three (3) years of the DMS data that supports Seller’s Manufacturer financial statements), reports, employees (which access to employees will be permitted at least thirty (30) days prior to the scheduled Closing Date), information and facilities of the Dealership and the Dealership Premises, and shall make Seller’s officers, employees, accountants and attorneys available at reasonable times to discuss with Buyer and Buyer’s representatives such aspects of the business of the Dealership, the Dealership Premises as Buyer may wish.

6. Seller’s Representations & Warranties. Seller represents and warrants on the Effective Date and the Closing Date as follows:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of the State of New York and is duly qualified to transact business in the city and county in which the Dealership Premises is located. Grant, Luciano Caferra and Agostino DiFeo are Seller’s only equity owners.

(b) Authority. Seller has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes Seller’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Seller’s organizational documents and resolutions and Seller’s agreements and obligations. The execution, delivery, and performance of this Agreement by Seller does not require the consent of Seller’s creditors or of any other person other than the Manufacturer, other than such consents as have been, or by the Closing Date will be, obtained.

(d) Financials. True, correct and complete copies of the Current Financials have been delivered by Seller to Buyer for Buyer’s review in connection with its due diligence investigation of the Dealership and the Dealership Assets. The Current Financials are in accordance with the books and records and Seller’s accounting methods, and have been prepared in all material respects in accordance with Manufacturer’s requirements. “Current Financials” means Seller’s internally prepared, un-audited financial statements in the form required by Manufacturer, for the fiscal year ended December 31, 2017, December 31, 2018, December 31, 2019, December 31, 2020 (when available), and each of the completed months thereafter through the Closing Date.

(e) Compliance. Except as provided on Schedule 6(e) hereto, to Seller’s knowledge, the Dealership, the Dealership Assets and the Dealership Premises comply in all respects with, and the Dealership has been conducted in all respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes, and neither the Seller nor Grant has received any notice of any violation thereof which has not been cured.

(f) Litigation. Except as provided on Schedule 6(f) hereto, to Seller’s knowledge, there are no actions, suits or legal proceedings pending, or, to Seller’s or Grant’s knowledge, threatened, against or affecting Seller, the Dealership, the Dealership Premises or the Dealership Assets which might adversely affect Seller’s power or authority to carry out the transactions to be performed by Seller hereunder.

(g) Dealership Assets. Except as provided on Schedule 6(g) hereto, Seller is the owner of, and has, good and marketable title to all of the Dealership Assets (including intangible assets such as websites and domain names); all of the Dealership Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Dealership Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in a condition no less than the condition and repair as Buyer or its consultant observed as part of its due diligence during the Inspection Period, reasonable wear and tear excepted. Seller does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in its operation of the Dealership that is not either being sold to Buyer as a Dealership Asset or subject of the New Lease or Lease Assignment Documents.

(h) Manufacturer. Except as provided on Schedule 6(h) hereto, Manufacturer has not notified Seller or Grant of (i) any deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Dealership Premises; or (iii) the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which the Dealership operates. The Dealership does not sell vehicles for export. Except in the ordinary course of Manufacturer’s business, Manufacturer has not audited Seller’s sales, service or warranty practices or documentation, or refused or charged back vehicle sales or warranty claims. To Seller’s knowledge, the Dealership Premises and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, and Seller is eligible for all facility/sales-related incentives offered by the Manufacturer or its distributor.

(i) Licenses. (i) none of the permits or licenses used by Seller in the operation of the Dealership have been terminated or revoked; (ii) to Seller’s knowledge no violations have been recorded regarding such licenses or permits; and (iii) to Seller’s knowledge, no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits.

(j) Warranties. Except as provided on Schedule 6(j) hereto, Seller does not have, or agreed to accept for others, any warranty or service obligations to any third party and Seller has not offered its customers any marketing or added-value programs or plans for which Seller is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(k) Assumed Contracts. The summaries of the Assumed Contracts on Schedule 3(c) accurately describe such Assumed Contracts, neither party to any Assumed Contract is in breach, in any material respect, of such Assumed Contract, and all payments or obligations on the Assumed Contracts are, or as of the Closing Date will be current.

(l) Options, Rights of First Refusal. Except for the right of Buyer to acquire the Dealership Assets pursuant to this Agreement and the Manufacturer’s rights of first refusal under Seller’s Dealer Sales and Service Agreement with Manufacturer or pursuant to applicable New York State law, no other person or entity has any right to acquire all or any portion of the Dealership Assets, the Dealership Premises or any interest therein, or Seller’s Manufacturer contract rights or privileges.

(m) Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it to the date hereof with respect to the Dealership, the Dealership Premises and the Dealership Assets. To Seller’s knowledge, each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. To Seller’s knowledge, Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Dealership Assets or the Dealership Premises.

(n) Employment Matters. Except as provided on Schedule 6(n) hereto, Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. To Seller’s knowledge, Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. To Seller’s knowledge, Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” ; provided that Buyer shall allow Seller’s “merger and acquisition qualified beneficiaries” (as that term is defined under Treas. Reg. Section 54.4980B-9, Q&A 4, which includes qualified beneficiaries whose COBRA qualifying event occurred before or in connection with the sale) who elect to pay and participate in Buyer’s benefit plan to so participate. Notwithstanding the foregoing, Buyer shall not assume post-Closing liability under COBRA with respect to any persons who do not constitute merger and acquisition qualified beneficiaries.

(o) Dealership Premises. To Seller’s knowledge, there are no defects in the physical condition of the Dealership Premises or the improvements or fixtures thereon. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Seller’s knowledge, have been threatened or asserted against, or are affecting, the Dealership Premises or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Dealership Premises or any portion thereof or on Buyer’s ability to use the Dealership Premises as a motor vehicle storage, sales, lease, repair and service center. To Seller’s knowledge, the Dealership Premises is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. There is no pending condemnation or annexation or similar proceeding affecting the Dealership Premises or any portion thereof, and Seller and Grant have not received any written notice, nor do they have any actual knowledge, that any such proceeding is contemplated.

(p) Environmental. Except as specifically provided in the environmental reports listed on Schedule 6(p) (i) neither Seller nor Grant have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Dealership Premises, (ii) Seller has complied in all material respects with all Environmental Laws that are applicable to the Dealership Premises, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Dealership, and (iii) no unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Dealership Premises has been made by Seller or its employees or agents, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(q) Brokers. Except for Broker, all negotiations relating to this Agreement, the Dealership Premises and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on Seller’s or Grant’s behalf in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, expense, or similar compensation.

(r) Disclosure. No representation or warranty made by Seller in this Agreement contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

As used in this Agreement, the phrases “knowledge of Seller” or “Seller’s knowledge” means the knowledge of Grant and Seller’s other owners.

7. Buyer’s Warranties & Representations. Buyer represents and warrants to Seller on the Effective Date and the Closing Date as follows:

(a) Formation. Buyer will be an entity duly formed and validly existing with authority to conduct business in New York on the Closing Date.

(b) Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Buyer’s organizational documents and resolutions and Buyer’s agreements and obligations. The execution, delivery, and performance of this Agreement by Buyer does not require the consent of Buyer’s creditors or of any other person other than the Manufacturer, other than such consents as have been, or by the Closing Date will be, obtained.

(d) Brokers. Except for Broker, all negotiations relating to this Agreement, the Dealership Premises and the transactions contemplated hereby and thereby have been carried on without the participation of any person acting on Buyer’s behalf in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee, expense, or similar compensation.

(e) Manufacturer. Buyer knows of no legally permissible reason why Manufacturer would not approve Buyer’s application. Buyer acknowledges Manufacturer’s right of first refusal.

(f) Litigation. There is no material litigation, nor any judgments or insolvency proceedings, pending or to Buyer’s knowledge threatened against Buyer which would impair Buyer’s right to purchase the Dealership Assets.

(g) Reliance. Buyer is not relying on any pro-forma, forecasts, plans, projections or business operations estimates or non-Seller provided due diligence materials made or provided by Seller to the Buyer. Seller has not made any representations to the Buyer concerning Seller’s prospect for earning a profit and the Buyer has not relied upon any written or oral communication from Seller in that regard. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, (ii) the Buyer is familiar with such uncertainties, (3) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and (4) the Buyer has not relied on Seller’s estimates, forecasts, plans and financial projections in making its decision to enter into this Agreement. Seller has made no representation or warranty with respect to such, if any, estimates, forecasts, plans and projections (including any such underlying assumptions), and the Buyer has not relied upon any written or verbal communications from Seller in that regard. Except as expressly set forth in this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates any other representations or warranties, express or implied, of any kind or nature whatsoever relating to the Dealership Assets (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), and, except as expressly set forth in this Agreement, the Dealership Assets are conveyed “as is,” and “with all faults.”

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, without any extraordinary conditions unless acceptable to Buyer allowing Buyer to operate the Dealership at the Premises as presently conducted, approving Buyer’s board of directors and other designees, permitting Buyer to operate the Dealership at the Dealership Premises as Seller has operated it in the past.

(b) Seller Performance; Accuracy of Representations. Seller and Grant performed in all material respects all of its obligations hereunder to be performed prior to or at Closing. Seller’s representations and warranties contained in this Agreement are true and correct as of the date made.

(c) Licenses & Approvals. Buyer obtained all required licenses and permits from governmental and other agencies to operate a new and used vehicle dealership and repair, and service facility at the Dealership Premises, in the same manner as currently operated by Seller.

(d) Seller Authorization. Buyer received evidence reasonably acceptable to Buyer regarding Seller’s due organization and authority to enter into the transactions described herein, including evidence of existence and good standing in the State of New York and an officer’s certificate in form acceptable to Buyer containing a copy of resolutions duly adopted by Seller’s appropriate governing body and owners approving the transactions contemplated hereby.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership, the Dealership Premises or the Dealership Assets, (ii) there has been no federal, state or local legislative or regulatory change affecting the services, products or business of the Dealership, which would have a material adverse effect on the Dealership, the Dealership Premises or the Dealership Assets and (iii) none of the Dealership Assets have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership, the Dealership Premises or the Dealership Assets.

(f) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

(g) Closing Memorandum & Bill of Sale; etc. Seller must have executed and delivered the Closing Memorandum, the Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates (including New York bulk sales act compliance as provided in Section 3(d) above), additional insured certificate and such other deeds, assignments or certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required by Buyer, each in form and substance reasonably satisfactory to Buyer.

(h) Non-Competition Agreement. Seller, Grant and Seller’s owner(s) executed and delivered the non-competition agreement in the form attached hereto as Exhibit D (the “Non-Competition Agreement”).

(i) Restated Buyer LLC Agreement. Grant must have executed and delivered the Restated Buyer LLC Agreement.

(j) Lease. Each party thereto other than Buyer has executed and delivered either the Lease Assignment Documents or the New Lease, as applicable.

9. Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid the net aggregate purchase price for the Dealership Assets to Seller or the Escrow Agent.

(b) Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement shall be true and accurate as of the date made.

(c) Closing Memorandum. Buyer executed and delivered the Closing Memorandum.

(d) Lease. Each party thereto other than Seller has executed and delivered either the Lease Assignment Documents or the New Lease, as applicable.

(e) Restated Buyer LLC Agreement. LMP or its affiliate must have executed and delivered the Restated Buyer LLC Agreement.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement, utilizing a form of notification acceptable to Buyer. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Dealership Premises. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Dealership Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. Buyer shall promptly execute and deliver to Manufacturer such documentation reasonably requested by the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Dealership Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Dealership Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller. Buyer is not required to submit an offer. This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law, and, until Buyer destroys such records in accordance with company policy in effect from time to time, Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assumed Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use its best efforts to ensure that Seller’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership or allow, suggest or require employees to take unused vacation, in every case, without the written consent of Buyer; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, purchase more than $5,000 in Fixed Assets at once or in the aggregate in any month; (vi) not remove any Fixed Assets from the Dealership Premises prior to Closing except in the ordinary course of business and, in such event, with prior written notice to Buyer if the removed Fixed Assets have a net book value of $2,000 individually or in the aggregate; (vii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and/or which provides for payment by the Dealership (whether actual or accrued) in excess of $3,000.00 without the prior written consent of Buyer; (viii) not transfer any inventory or employee of the Dealership to Seller’s (or Seller’s owners’) other business, or transfer any inventory or employee of any of Seller’s (or its owners’) other businesses to the Dealership; and (ix) not take or permit any action which would result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the Closing Date, Seller and Grant shall deal exclusively with Buyer regarding the sale of the Dealership Assets and the transactions contemplated by the Lease Assignment Documents and New Lease. Seller and Grant shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Dealership Assets, Dealership Premises or Seller’s equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Seller or Grant, which would hinder or frustrate Buyer from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than Buyer initiates a Prohibited Discussion, then Seller or Grant (as the case may be) shall inform Buyer in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

(d) Employee Matters. Seller shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Seller and/or Seller’s employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Seller’s contractual liability for such liability or obligation hereunder, and Seller fails to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts may be set off from time to time from rent due pursuant to the New Lease or any amount Buyer (or its affiliate) owes Grant or Seller (or its affiliate). Seller (including all employers, whether or not incorporated, that are treated together with Seller as a single employer within the meaning of Section 414 of the Code or, where appropriate, Seller’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Seller shall pay all wages (including earned but unused vacation and sick leave wages, whether or not yet vested) due Seller’s employees as of the Closing Date. Seller shall terminate its employees on the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Seller’s employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period. Notwithstanding anything in this Agreement to the contrary, Buyer shall hire on an at-will basis enough of Seller’s employees (each selected by Buyer in its sole and absolute discretion) so that Buyer and Seller will be in compliance with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109.

(e) Seller’s Receivables. Following the Closing, Buyer, on Seller’s behalf and as Seller’s agent, shall accept payment of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 90 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 90-day period, but if Buyer does so then Buyer shall hold same in trust for Seller and promptly pay the same over to Seller. Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and will not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefor. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller.

(f) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Seller’s floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Seller’s floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Seller’s floor plan lender, then Seller shall notify Buyer and Buyer shall promptly pay Seller’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 10(f).

(g) Common Stock Lockup.

1. Seller or its shareholders, as applicable, and Grant shall not, prior to the date that is six (6) full calendar months following the Closing Date (the “Lockup Period”), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the LMP Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the LMP Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 10(g)(1) do not apply to the transfer of any of the LMP Common Stock to any trust for the direct or indirect benefit of Seller or its shareholders, as applicable, or Grant or the immediate family of Seller or its shareholders, as applicable, or Grant, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.

2. Until after the Price Protection Period, Seller or its shareholders, as applicable, and Grant shall not (and shall ensure that their respective agents, representatives or affiliates do not) engage in or effect, in any manner whatsoever, directly or indirectly, any (i) “Short Sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock of LMP; or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock of LMP.

3. Seller or its shareholders, as applicable, and Grant shall at all times comply with all applicable federal and state securities laws applicable to the Common Stock and its or his ownership and/or control thereof, and shall comply strictly with any applicable insider trading policy or similar rules of LMP. LMP is an intended third-party beneficiary of this Section 10(g) and has the right, power and authority to enforce the provisions hereof as though it were a party hereto.

11. Indemnification. Except as expressly written in this Agreement, Buyer is not assuming any liabilities or obligations of Seller whether absolute, contingent, accrued, known or unknown. Examples of liabilities that may exist, which Buyer is not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; and (6) any tax liabilities for any period or portion thereof ending by the Closing Date (including all taxes, fines, penalties and expenses associated with the potential sales tax liabilities (whether or not known or disclosed by Seller) or resulting from the transactions contemplated hereby.

(a) Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to Buyer Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Seller’s or Grant’s breach of this Agreement, including any representations or warranties herein; (ii) all Liabilities Not Assumed; and (iii) Seller’s, Grant’s, the Dealership’s or Seller’s employee’s act or omission prior to the Closing Date (e.g., the Dealership’s operations up to the Closing Date).

(b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and Seller’s owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Seller Indemnified Parties”, and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to the Seller Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) Buyer’s breach of this Agreement, including any representations or warranties herein; or (ii) any act or omission of Buyer, the Dealership or Buyer’s employees on or after the Closing Date (e.g., the Dealership’s operations on and after the Closing Date).

(c) Basket. Notwithstanding any contrary provision in this Agreement, (i) Seller is not obligated pursuant to this Agreement to reimburse Buyer Indemnified Parties for Damages until the aggregate amount of Damages equals or exceeds $25,000.00, excluding chargebacks, Damages pursuant to Sections 6(a)-6(c), 10(e) or 10(f), or Seller’s or Grant’s fraud (whether of commission or omission), criminal conduct, or willful misconduct (the “Basket”), in which case Seller will be liable for all such Damages. Nothing in this shall prohibit or impair any equitable remedy available to Buyer.

(d) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the eighteen (18) months anniversary of the Closing Date (the “Survival Period”), and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the eighteen (18) month anniversary of the Closing Date. The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 11(c), will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), criminal conduct, or intentional wrongdoing, or a claim for breach of any covenant, may be brought. Buyer’s right to indemnification, reimbursement or any other remedy based upon Seller’s representations, warranties, covenants and obligations in this Agreement (or any document executed in connection herewith) will not be affected by any investigation (including any environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time. Seller shall name Buyer as an additional insured on Seller’s current and past insurance policies with coverage applicable to the Dealership.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 1(a)). This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties, at which time the Earnest Money will be promptly paid to Buyer;

(ii) By Buyer for any or no reason by providing written notice during the Inspection Period as provided in Section 1(a), at which time the Earnest Money will be promptly paid to Buyer upon Buyer’s written notice (i.e., no permission is required from Seller or Grant);

(iii) By Buyer if a breach of any provision of this Agreement has been committed by Seller or Grant and such breach has not been either (A) cured within ten (10) days after written notice to Seller, or (B) waived in writing by Buyer, at which time the Earnest Money will be promptly paid to Buyer upon the joint instructions of the Parties;

(iv) By Seller if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured by Buyer within ten (10) days after written notice to Buyer, or (B) waived in writing by Seller, at which time the Earnest Money will be promptly paid to Seller upon the joint instructions of the Parties;

(v) By Buyer if any of the conditions to the obligations of Buyer set forth in Section 8 have not been satisfied by the third (3rd) business day prior to the designated Closing Date Deadline (other than due to Buyer’s breach of this Agreement) and Buyer has not by then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer;

(vi) By Seller if Seller’s conditions precedent to Closing in Section 9 have not been satisfied by the Closing Date Deadline (other than due to Seller’s breach of this Agreement) and Seller has not then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer; or

(vii) By Buyer or Seller, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party, at which time the Earnest Money will be promptly paid to Buyer.

(b) Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Seller’s and Grant’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller shall be entitled to receive from Buyer at Seller’s discretion, the sum of $500,000.00 as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller and Grant upon Buyer’s default. Seller’s and Grant’s receipt or retention of the $500,000.00 is intended not as a penalty, but as full liquidated damages. The right to receive and retain the $500,000.00 as full liquidated damages is Seller’s and Grant’s sole and exclusive remedy upon a default hereunder by Buyer.

(c) Seller or Grant Default. If prior to Closing Seller or Grant breach this Agreement and fail to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller and/or Grant (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller and Grant of the terms and provisions of this Agreement; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and Grant and receive a full refund of the Earnest Money without prejudice to any of Buyer’s rights or remedies including an action for actual damages not to exceed $500,000.

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement and may announce the transactions contemplated hereby in any manner that does not allow the generally public to identify Seller or the Dealership.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this instrument on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this instrument on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, or mailed, registered or certified mail, postage prepaid, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt or refusal to accept delivery. Notices on behalf of a Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement contains the entire understanding between the Parties and supersedes any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement (including that certain letter agreement among the Parties dated March 5, 2021). Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period or Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. Any schedule or exhibit referenced herein but not present on the Effective Date shall be provided by Seller at least five days prior to expiration of the Inspection Period, otherwise, the Inspection Period shall be extended so that Buyer has five days to consider such information. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, Buyer without Seller’s or Grant’s consent; provided that the assignor and assignee in such assignment and assumption will be jointly and severally liable pursuant to this Agreement until Closing is complete. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 10 through 13 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of Buyer and at Buyer’s expense, Seller and Grant shall cooperate in the preparation by Buyer of all filings to be made by Buyer with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Buyer and the closing of the offering registered thereby. Upon Buyer’s request at any time, Seller and Grant shall take any act, including executing and delivering any document, necessary or advisable to transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Dealership Assets and Dealership Premises and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting Buyer in its efforts to be restated as a successor employer for employment tax purposes with respect to the Seller’s employees hired by the Buyer, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Earnest Money, or, in the absence of such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Earnest Money and is holding the same on deposit in accordance with the provisions hereof.

(i) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State in which the Dealership Premises is located without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in the state and county in which the Dealership Premises is primarily located. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

Chrysler Jeep of White Plains, Inc., a New York corporation, as Seller		LMP White Plains 001 Holdings, LLC, a Delaware limited liability company, as Buyer

By:	/s/ Agostino DiFeo	By:	/s/ Sam Tawfik
	Agostino DiFeo, President		Sam Tawfik, Chief Executive Officer

	Notice Address: j.grant@centralave.com, tschiller@schiller.law, and cheller@schiller.law		Notice Address: 500 East Broward Boulevard, Ste. 1900 Fort Lauderdale, Florida 33394 sam@lmpmotors.com, and richard.aldahan@lmpmotors.com

/s/ Jonathan Grant	Copies to:	Nolen, PLLC
Jonathan Grant, individually, as Grant Notice Address: Same as Seller’s Above

6000 Monroe Road, Suite 350
Charlotte, North Carolina 28212
Attn: Brian H. Nolen
Brian.Nolen@NolenPLLC.com

and

Clark Hill LLP
1055 West 7th Street, 24th Floor
Los Angeles, California 90017
Attn: Sander C. Zagzebski
szagzebski@clarkhill.com

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